UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

HENNESSY ADVISORS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF

2026 ANNUAL MEETING OF SHAREHOLDERS

and

PROXY STATEMENT

Hennessy Advisors, Inc.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

800-966-4354

www.hennessyadvisors.com

In this proxy statement, the terms “Hennessy Advisors,” the “company,” “we,” “us,” and “our” refer to Hennessy Advisors, Inc.

This proxy statement and the enclosed proxy card are being first sent or made available to shareholders on December 18, 2025.

Dear Hennessy Advisors Shareholder:	December 2025

After a brief pull back in the spring, the U.S. stock market has rallied to record highs as we approach the end of 2025. Unlike the past two years, the rally has not been led solely by the “Magnificent Seven” (Apple, Microsoft, Tesla, Amazon, Nvidia, Alphabet, and Meta) but has instead been supported by solid results from companies of all sizes across a range of industries such as Financials, Utilities, and Industrials. With the tariff-related disruption easing and the Federal Reserve signaling a commitment to future interest rate cuts, investors seem to be confident in current market valuations. While the U.S. economy still faces challenges – persistent inflationary pressure, a slowing job market, and a sluggish housing market – corporate earnings strength and the resilience of the consumer appear to remain consistent.

I have been in the business for nearly five decades, and I continue to witness the same cultural and market patterns play out time and time again. Ideas, sectors, fashions, and even common catchphrases come and go, yet history finds a way to repeat itself. The ‘rare’ Beanie Baby frenzy of the 1990s has given way to buying the latest and greatest water bottle, skincare product, or athleisure brand promoted on social media. The stock market’s dot-com boom of the late 1990s has been replaced by the AI boom of the 2020s. Though our nation has changed dramatically since I started in the business almost fifty years ago, I still believe it is built on optimism, independence, and innovation. If we can work through our divisions and embrace the incredible strength of our different perspectives, I believe we can continue to adapt, grow, and improve as a country.

For the one-year period ended November 30, 2025, the Dow Jones Industrial Average rose 8.03% and the S&P 500® Index gained 15.00% on a total return basis. In my view, investors are buying on strong fundamentals – healthy consumer spending, steady earnings growth, and moderating inflation – while also pricing in the possibility of an additional rate cute before the close of 2025. I continue to believe that market momentum reflects the underlying strength of the U.S. economy. Corporate earnings should continue to benefit from both disciplined cost controls and selective price increases, supporting growth over the next year and beyond. While we may experience some bumps in the road – higher unemployment or continued weakness in housing – I remain confident that the positives will outweigh the challenges.

Financial Results

Throughout fiscal year 2025, a 22% increase in average assets under management drove double-digit gains in revenue, net income and earnings per share. Most importantly, we maintained strong and consistent cash flow – adding over $8.5 million in cash and ending our fiscal year with nearly $73 million on our balance sheet. Although our total assets under management declined 8.6% during our fiscal year 2025, we remain at nearly $4.3 billion.

We continue to use a portion of our cash flow to support a consistent quarterly dividend of $0.1375 per share, or $0.55 per share annually. Based on a closing price of $10.16 per share on December 2, 2025, our dividend equates to a 5.4% annualized yield. Our dividend remains one of the most important ways in which we reward our shareholders for their continued support, and maintaining our dividend remains a priority for company management and directors alike.

The Hennessy Funds

For the one- and three-year periods ended September 30, 2025, all 17 Hennessy Funds posted positive returns. Our longer-term numbers also remain impressive: each of the 16 Hennessy Funds with at least 10 years of history posted positive returns over both the five and ten-year periods ended September 30, 2025.

In March of this year, we signed a definitive agreement with STF Management, LP to purchase the assets related to the management of the STF Tactical Growth & Income ETF (Nasdaq: TUGN) and the STF Tactical Growth ETF (Nasdaq: TUG). Subject to shareholder approval, the assets of the STF Tactical Growth & Income ETF and the STF Tactical Growth ETF will be reorganized to become newly created series of the Hennessy Funds called the Hennessy Tactical Growth and Income ETF and the Hennessy Tactical Growth ETF, respectively. We are excited to add new products to our lineup and continue our commitment to growth through strategic acquisition – what we anticipate will be our third completed transaction in three years.

Building on our History, Adapting for the Future

Hennessy Advisors was founded in 1989, the same year the World Wide Web was invented and the Berlin Wall fell. Although the world has transformed since then, we have remained true to our founding principles through every kind of market and economic cycle and have endeavored to:

●	Grow assets through distribution and strategic acquisitions

●	Provide outstanding shareholder service

●	Deliver long-term value to our fund and public company shareholders through strong investment results and solid financial performance.

While our assets under management have fluctuated in the $3 billion to $5 billion range over the last six years, we have strategically expanded our product lineup, increased our digital marketing presence, and strengthened our long-standing public relations program. As 2025 draws to a close, we are proud of how we have navigated another volatile year in the markets, and are confident in the ability of our product lineup to meet the evolving needs of our shareholders.

Our belief in our company and our industry is unwavering. We have a talented team of professionals, executives, directors, trustees, and service providers who share our deep commitment in the company. We continue to seek ways to deploy our capital for accretive growth, and those conversations remain both numerous and exciting.

Whether you have been with us for decades or are reading your first shareholder letter, we thank you for your confidence, your support, and your investment in Hennessy Advisors, and we look forward to building for the future together.

If you have any questions or would like to speak with us directly, please don’t hesitate to call us at (800) 966-4354.

Sincerely,

Neil J. Hennessy
Chairman and CEO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time Thursday, February 5, 2026 3:30 p.m. Pacific time (business casual recommended)	Place Perry’s 225 Alameda Del Prado Novato, CA 94949	Record Date December 8, 2025

DEAR SHAREHOLDER:

The annual meeting of shareholders will be held for the following purposes:

1.	to elect all director nominees named in the proxy statement;

2.	to approve, by a non-binding advisory vote, the compensation of our named executive officers as disclosed in the proxy statement;

3.	to recommend, by a non-binding advisory vote, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two, or three years;

4.	to ratify the selection of CBIZ CPAs P.C. as our independent registered public accounting firm for fiscal year 2026; and

5.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors recommends a vote “FOR” proposals 1, 2, and 4 and a vote of “THREE YEARS” for proposal 3.

Your vote is important, and we encourage you to vote promptly whether or not you plan to attend the annual meeting. You may vote now by internet, phone, or mail.

By order of the Board of Directors, Teresa M. Nilsen President, Chief Operating Officer, and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on February 5, 2026. The notice, proxy statement, annual report, and form of proxy are available at www.hennessyadvisors.com/proxy.

i

EXECUTIVE COMPENSATION	16

Summary Compensation Table for Fiscal Years 2025 and 2024 (1)	16

Outstanding Equity Awards at Fiscal Year End 2025	17

Potential Payments upon Termination or Change of Control	17

PAY VERSUS PERFORMANCE	22

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	24

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION	25

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26

AUDIT COMMITTEE REPORT	27

ADDITIONAL INFORMATION	28

Deadlines for Submissions of Proxy Proposals, Proposals for Director Nominations or Other Business, and Recommendations for Potential Director Nominees	28

Communications with the Board of Directors	29

Annual Report	29

Multiple Shareholders with the Same Address	29

Cost of Proxy Solicitation	29

Other Matters	30

ii

HENNESSY ADVISORS, INC.

7250 Redwood Boulevard, Suite 200
Novato, California 94945

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON FEBRUARY 5, 2026

This proxy statement and the enclosed proxy card are being first sent to shareholders of Hennessy Advisors on or about December 18, 2025, in connection with the solicitation by our board of directors of proxies to be used at the 2026 annual meeting of shareholders. The annual meeting will be held on Thursday, February 5, 2026, at 3:30 p.m. Pacific time, at Perry’s, 225 Alameda Del Prado, Novato, CA 94949 (business casual recommended).

The board of directors has designated Neil J. Hennessy and Teresa M. Nilsen as proxy agents to vote the shares of common stock solicited on its behalf.

VOTING INFORMATION

Each share of our common stock has one vote on each matter to come before the meeting. As of December 8, 2025, we had outstanding and entitled to vote 7,891,917 shares of common stock. Only shareholders of record (which means shares are owned in your name in an account with our transfer agent, Computershare) as of the close of business on December 8, 2025, are entitled to vote at the annual meeting. If you are a beneficial owner of shares of our common stock, meaning your shares are held in street name in an account with a broker, which may include a bank or other nominee acting as custodian on your behalf, you may instruct your broker how to vote your shares.

A quorum is required to hold a valid meeting. Holders of a majority of our outstanding common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting. Abstentions and “broker non-votes” (explained below) are counted as present for purposes of determining quorum.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the annual meeting in any of the following three ways:

●

Internet. If you are a shareholder of record, you may vote online by visiting www.Investorvote.com/HNNA and following the instructions on the website. If you are a beneficial owner, the availability and method of online voting depends on the voting procedures of your broker.

●

Phone. If you are a shareholder of record, you may vote by phone by calling the toll‑free number found on your proxy card. If you are a beneficial owner, the availability and method of phone voting depends on the voting procedures of your broker.

●

Mail. If you are a shareholder of record, you may vote by mail by filling out the proxy card and returning it in the envelope provided. If you are a beneficial owner, the availability and method of mail voting depends on the voting procedures of your broker.

You may also vote in person at the annual meeting, although we encourage you to vote your shares now even if you plan to attend the annual meeting. If you are a beneficial owner and want to vote your shares in person at the annual meeting, you must obtain a legal proxy and bring it to the annual meeting. A legal proxy is a written document that authorizes you to vote your shares held in street name in connection with the annual meeting. Please contact your broker for instructions regarding obtaining a legal proxy because your broker will not automatically supply one to you.

For shareholders of record, if you choose to vote by internet, phone, or mail, then the proxy agents will vote your shares at the annual meeting in accordance with your specific voting instructions (unless your proxy is mutilated or otherwise received in such form or at such time as to render it not votable). If you submit a proxy but do not provide specific voting instructions, then the proxy agents will vote your shares in the manner recommended by the board on each proposal described in this proxy statement.

For beneficial owners, your broker must vote your shares in accordance with the specific voting instructions your broker receives from you, which may include voting by internet, phone, or mail as permitted by your broker. If you do not provide your broker with instructions on how to vote your shares, your broker will have discretionary authority to vote on your behalf on any “routine” proposals.” However, your broker may not vote your shares with respect to “non-routine” proposals unless it receives specific instructions from you. A “broker non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting authority for that particular proposal and has not received specific instructions from the beneficial owner or otherwise does not vote. Proposals 1, 2, and 3 – the election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of shareholder votes on executive compensation – are non‑routine matters for which brokers do not have discretionary voting authority. If you are a beneficial owner and do not instruct your broker how to vote with respect to these three non‑routine proposals, your broker will not vote with respect to such proposals. Proposal 4 – the ratification of the selection of CBIZ CPAs P.C. as the company’s independent registered public accounting firm for fiscal year 2026 – is a routine matter on which brokers have discretionary voting authority.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the annual meeting by giving written notice to our corporate secretary, submitting a later‑dated proxy relating to the same shares, or attending the annual meeting and voting in person. If you are a beneficial owner, then you may change your vote by following the instructions provided by your broker.

Shown below is a list of the matters to be considered at the annual meeting and the vote required for election or approval, as the case may be.

Matter	Required Vote for Election or Approval	Impact of Votes Withheld, Abstentions, or Broker Non‑Votes
Proposal 1: Election of directors	Plurality of votes cast	Votes withheld and broker non‑votes are not counted as votes for or against and do not affect the outcome.
Proposal 2: Advisory vote on executive compensation	Affirmative vote of the majority of the shares represented at the meeting and entitled to vote	Abstentions have the same effect as votes against. Broker non‑votes are not counted as votes for or against and will not affect the outcome.
Proposal 3: Advisory vote on the frequency of shareholder votes on executive compensation	Plurality of votes cast	Abstentions and broker non‑votes are not counted as votes for or against and will not affect the outcome.
Proposal 4: Ratification of the selection of the independent registered public accounting firm	Affirmative vote of the majority of the shares represented at the meeting and entitled to vote

Abstentions have the same effect as votes against. We do not expect any broker non‑votes because brokers have discretion to vote uninstructed shares on this proposal. In any event, broker non‑votes do not affect the outcome.

We encourage you to vote your shares now regardless of whether you plan to attend the annual meeting.

PROPOSAL 1:
ELECTION OF DIRECTORS

The board of directors recommends a vote “FOR” the election of each nominee listed below.

At the annual meeting, eight directors will be elected to serve for one-year terms or until their respective successors are elected and qualified. At the recommendation of the nominating committee, our board of directors has nominated each of our eight current directors to stand for reelection.

Each director nominee is presently available for election and has consented to being named in this proxy statement and to serve as a director if elected. In the unanticipated event that any director nominee becomes unavailable, the proxy agents may, in their discretion, vote for a substitute.

The following biographies describe the experience, qualifications, attributes, and skills of the director nominees that led the board and the nominating committee to conclude that he or she should serve as a director. In addition, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board.

Neil J. Hennessy (age 69) has served as chairman of the board and chief executive officer of Hennessy Advisors since 1989 and served as president of Hennessy Advisors from 1989 to January 2018. Mr. Hennessy also serves as chairman of the board, chief market strategist, president, and portfolio manager of the trust for our investment funds (Hennessy Funds Trust). He previously served as the chief investment officer of the trust for our investment funds from 1996 until 2021. Mr. Hennessy started his financial career in 1979 as a broker at Paine Webber. He subsequently moved to Hambrecht & Quist and later returned to Paine Webber. From 1987 to 1990, Mr. Hennessy served as a nominated member of the National Association of Securities Dealers, Inc.’s District 1 Business Conduct Committee. From January 1993 to January 1995, Mr. Hennessy served his elected term as chairman of the District 1 Business Conduct Committee. Mr. Hennessy earned a bachelor of business administration from the University of San Diego. Mr. Hennessy has amassed considerable business acumen in his career. Since founding the company in 1989, he has successfully navigated the company through many economic cycles. His significant experience in managing the company enables him to provide the board with invaluable knowledge and guidance. Mr. Hennessy is the brother of Dr. Brian A. Hennessy.

Teresa M. Nilsen (age 59) has served as president of Hennessy Advisors since January 2018, as chief operating officer since October 2010, and as a director and secretary since 1989. From 1989 until January 2018, Ms. Nilsen served as executive vice president and chief financial officer of Hennessy Advisors. Ms. Nilsen is also executive vice president and treasurer of the trust for our investment funds. Ms. Nilsen has worked in the securities industry since 1987, and she earned a bachelor of arts in economics from the University of California, Davis. Ms. Nilsen contributes invaluable long‑term knowledge of the Company’s business and operations. Her additional qualifications to serve on our board include her significant financial management, operational, and leadership experience gained during her extensive career in the securities industry.

Henry Hansel (age 77) has served as a director of Hennessy Advisors since 2001. He has been president of The Hansel Auto Group, which includes nine automobile dealerships, since 1982. Mr. Hansel served as a director of the Bank of Petaluma from its organization in 1987 until it was sold in 2002. Mr. Hansel earned a bachelor of science in economics from the University of Santa Clara. Mr. Hansel’s experience with running a large and economically cyclical business provides him with excellent financial statement and operational knowledge. His corporate business experience, combined with his attentive and thorough service as a director over the years, allows him to provide the board with valuable recommendations and ideas.

Brian A. Hennessy (age 72) has served as a director of Hennessy Advisors since 1989 and as a director of the trust for our investment funds from 1996 to 2001. Dr. Hennessy was a self‑employed dentist for over 20 years and is now retired. Dr. Hennessy earned a bachelor of science in biology from the University of San Francisco and a D.D.S. from the University of the Pacific. Dr. Hennessy’s qualifications to serve on our board include his considerable experience as a business owner. His many years running his own practice allowed him to navigate many business-related issues, making him a valuable source of knowledge to us. This, combined with his prior service as a director of the trust for our investment funds, has provided him with a solid understanding of the company and the industry in which it operates. Dr. Hennessy is the brother of our chairman of the board, Neil J. Hennessy.

Lydia Knight-O’Riordan (age 61) has served as a director of Hennessy Advisors since 2021. Ms. Knight-O’Riordan worked for Hathaway Dinwiddie Construction Co. from 1988 until her retirement in 2023. During her career, she served as a manager in the Cost Management and Project Management division, as well as an Assistant Project Manager and Project Accountant. Ms. Knight‑O’Riordan is a member of the Middletown Rancheria of Pomo Indians of California and was appointed to the tribe’s Economic Committee in 2020 after having previously served two terms as Treasurer. She also serves as a board member of the Santa Venetia Swim Club. Ms. Knight‑O’Riordan’s extensive leadership and management experience has given her in‑depth knowledge of the business world and enables her to provide the board with valuable insight.

Kiera Newton (age 48) has served as a director of Hennessy Advisors since 2022. Ms. Newton has worked as a Forensic Accountant for Gursey | Schneider LLP since January 2020. Prior to that, she was an Assurance Manager at Marcum LLP from 2013 through November 2019, where she was involved in numerous private and public company reviews and audits and supervised the work of others on the audit team. Ms. Newton earned a bachelor of science in Accounting from Saint Mary’s College of California and is a Certified Public Accountant. Her extensive accounting and auditing experience enables her to lead and guide our audit committee.

Susan W. Pomilia (age 59) has served as a director of Hennessy Advisors since 2014. Ms. Pomilia has worked in the mortgage industry for over 30 years. From 1985 to 2007, Ms. Pomilia worked for Residential Mortgage Capital, d/b/a First Security Loan, where she opened branches in Larkspur and Mill Valley. From 2007 to 2017, she worked with RPM Mortgage and grew her business to include branches in Mill Valley, Napa, and Petaluma. Because of her constant pursuit of better products and service, she aligned her team with Supreme Lending in November 2017. Ms. Pomilia’s experience managing dozens of employees and multiple branches provides her with excellent insight and business perception. This, combined with her exceptional service as the president of Cruisin’ with Susan, a non-profit organization, treasurer of NorthBay California Association of Mortgage Professionals, and vice president of Pomilia Financial, Inc., provides her with tremendous understanding of business in general and the financial industry specifically.

Thomas L. Seavey (age 79) has served as a director of Hennessy Advisors since 2001. For the majority of Mr. Seavey’s business career he has been involved in the sales and marketing of athletic and leisure products, as well as working with professional athletes. During the 1980s and 1990s, Mr. Seavey worked for Nike as the vice president of sales, as well as for International Management Group (IMG) as a vice president. During this time, he also formed his own company, Seavey Corp., now ALPS Group, which sells sport and leisure products. Mr. Seavey formally managed ALPS Group for over a decade. He is no longer involved in the day-to-day operations of ALPS Group, but continues as an advisor and president. Mr. Seavey earned a bachelor of arts in English and history from Western Michigan University. Mr. Seavey’s experience working for a large corporation, where he led worldwide marketing campaigns, provided him vast knowledge of the business world. His experience has sharpened his financial and operational knowledge, and he brings these assets to our board of directors in a relatable, effective way. This, combined with his diligent and focused service as a director of our company over the years, has provided him with an excellent understanding of the company and the industry in which it operates, making him a valuable resource to our board.

CORPORATE GOVERNANCE

Director Attendance

Our board held four regular meetings and three special meetings during fiscal year 2025. All directors attended at least 75% of all meetings of the board and board committees on which they served during fiscal year 2025.

Directors are encouraged to attend the annual meetings of shareholders. All of our directors attended the 2025 annual meeting of shareholders other than Brian A. Hennessy.

Director Independence

The board determined that Henry Hansel, Lydia Knight‑O’Riordan, Kiera Newton, Susan W. Pomilia, and Thomas L. Seavey are independent under Nasdaq rules. The Nasdaq rules include several objective tests and one subjective test for determining who is an independent director. The subjective test requires that the board affirmatively determine, after reviewing all relevant information, that a director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has not established categorical standards or guidelines to make this subjective determination, but instead considers all relevant facts and circumstances.

Henry Hansel, Lydia Knight‑O’Riordan, Kiera Newton, Susan W. Pomilia, and Thomas L. Seavey all qualified as independent under the objective tests. The board then reviewed and discussed additional information provided by the directors and the company with regard to any transactions, relationships, or arrangements that each such director had with the company during the three years prior to the independence determination. Matters reviewed included commercial and charitable transactions, relationships, and arrangements, and the board deemed none of such matters to be material. Based on this review, the board made a subjective determination that no relationships exist that impair the independence of such directors.

Board Committees

The board of directors has established an audit committee, a compensation committee, and a nominating committee. Members of these committees are elected annually, generally in the winter. Each committee has a written charter that is approved by the board and reviewed for adequacy on an annual basis. Committee charters are available on our website at www.hennessyadvisors.com.

Audit Committee. The audit committee comprises Kiera Newton (Chair), Henry Hansel, and Thomas L. Seavey, all of whom are considered independent under Nasdaq rules. The audit committee met four times during fiscal year 2025. The principal responsibilities and functions of the audit committee include reviewing our internal controls and the integrity of our financial reporting, approving the employment and compensation of and overseeing our independent auditor, and reviewing the quarterly reviews and annual audit with the auditor.

Our board has determined that Kiera Newton, who has served as Chair of our audit committee since 2022, is an audit committee financial expert, as defined in the rules and regulations of the Securities and Exchange Commission (the “SEC”), and is considered independent under SEC and Nasdaq rules. Our board based its determination on the fact that Ms. Newton has extensive experience evaluating financial statements prepared in accordance with generally accepted accounting principles and has also acquired an understanding of internal controls, procedures for financial reporting, and audit committee functions as a Certified Public Accountant with seven years of experience in public accounting. Ms. Newton worked as an Audit Associate for Ernst & Young from 2012 to 2013 and subsequently as an Assurance Manager for Marcum LLP from 2013 through 2019.

Compensation Committee. The committee comprises Thomas L. Seavey (Chair), Kiera Newton, and Susan W. Pomilia, all of whom are considered independent under Nasdaq rules. The compensation committee met three times during fiscal year 2025. This committee has the responsibility of approving the compensation arrangements for our executive officers, including annual equity awards, which were approved on September 17, 2025, with a grant date of September 18, 2025, and annual cash bonuses, which were approved on September 17, 2025. It also recommends to the board of directors whether to adopt any compensation plans in which our officers and directors are eligible to participate and makes grants of employee stock options and other stock awards under our incentive plan. Our executive officers do not determine their own compensation. However, the president, after consultation with the company’s other executive officers, recommends to the compensation committee (1) the amount of the chief executive officer’s company 401(k) contribution and equity compensation, (2) the amount of her own company 401(k) contribution and equity compensation, and (3) the amount of base salary, cash bonus, company 401(k) contribution, and equity compensation for our other executive officers, in each case based on salary surveys and the experience and performance of our executive officers. The compensation committee does not have any arrangements with compensation consultants. As a small company, our compensation committee relies on its business judgment in making compensation decisions for our executive officers. The compensation committee is also responsible for reviewing and approving all related party transactions.

Nominating Committee. The nominating committee comprises Susan W. Pomilia (Chair), Henry Hansel, Lydia Knight‑O’Riordan, and Thomas L. Seavey, all of whom are considered independent under Nasdaq rules. The nominating committee met once during fiscal year 2025. The principal responsibilities and functions of the nominating committee include making recommendations for director nominees to the full board of directors for the next annual meeting of shareholders and making recommendations for committee assignments and committee chair designations.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise sought to complement the existing board composition. However, in making its nominations, the nominating committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting the company, time available for meetings and consultation regarding company matters, and other particular skills and experience. In considering the diversity of a candidate, the committee considers a variety of factors including, but not limited to, age, gender, and ethnicity. We do not currently employ an executive search firm or retain any other third party to locate qualified candidates for director positions, although we may do so in the future if the nominating committee deems it appropriate. Shareholders may recommend a potential director nominee by following the procedures described below in “Deadlines for Submissions of Proxy Proposals, Proposals for Director Nominations or Other Business, and Recommendations for Potential Director Nominees.”

Leadership Structure

Neil J. Hennessy serves as both our chief executive officer and chairman of the board, which the board believes is the most appropriate and effective leadership structure for the board and the company at this time. Mr. Hennessy brings over 35 years of strategic leadership experience and an unparalleled knowledge of the company’s business, operations, and risks to his role as chairman. This depth of knowledge enables Mr. Hennessy to effectively set appropriate board agendas and ensure appropriate processes and relationships are established between management and the board as our board works together to oversee our management and affairs. The board has not appointed a lead independent director.

Board Role in Risk Oversight

The board, together with the audit committee, oversees both the investment risk and operational risk components of our risk management framework and is responsible for helping to ensure that our risks are managed in a sound manner. The directors oversee an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. It is a fundamental aspect of risk management not only to understand the risks a company faces and the steps management is taking to manage those risks, but also to evaluate the appropriate risk level for the company. The involvement of the full board in setting our business strategy is a key part of the directors’ assessment of management’s appetite for risk and a determination of what constitutes an appropriate risk level. The board has determined that its risk oversight is appropriate for the company.

The board has adopted a Code of Ethics for Hennessy Funds Trust and Hennessy Advisors that applies to our directors and employees, the full text of which is available at www.hennessyadvisors.com. Each director and employee annually confirms in writing that he or she has reviewed and will fully comply with the Code of Ethics.

Hedging Transactions

We have not adopted any practice or policy regarding the ability of our directors or employees (including our executive officers), or any of their designees, to engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock.

Clawback Policy

We have a compensation recovery policy that requires us, in the event of certain accounting restatements, to recover erroneously received incentive‑based compensation from our executive officers representing the excess of the amount actually received over the amount that would have been received had the financial statements been correct in the first instance. The compensation committee has discretion to make certain exceptions to the clawback requirements (when permitted by Nasdaq rules) and ultimately determine whether any adjustment will be made.

Insider Trading Policy

Our Code of Ethics prohibits us and our directors, officers, and employees from trading on the basis of material non‑public information or communicating material non‑public information to others in violation of applicable law and listing standards. The Code of Ethics also establishes quarterly quiet periods during which our directors, officers, and employees may not trade in the company’s securities.

Related Party Transactions

During fiscal years 2025 and 2024, there were no related party transactions of more than $120,000, except as described below.

Alan J. Hennessy, son of Neil J. Hennessy, is employed by the company and serves as vice president of corporate development and operations of the trust for our investment funds. In fiscal year 2025, he earned a total of $369,576 from the company, consisting of base salary, cash bonus, and a grant of restricted stock units at a grant date stock price of $11.08 per share. In fiscal year 2024, he earned a total of $318,128 from the company, consisting of base salary, cash bonus, and a grant of restricted stock units at a grant date stock price of $10.24 per share. In addition, in both fiscal years he received other benefits on the same terms available to all other employees of the company, including eligibility for awards of restricted stock units. His compensation is commensurate with his peers’ compensation.

DIRECTOR COMPENSATION

The following table sets forth compensation received by each non‑management director in fiscal year 2025. Each non‑management director currently receives $13,500 per board meeting and $1,500 per committee meeting, and committee chairs receive $2,000 per committee meeting. In addition to the fees received for board and committee service, the compensation committee determines the amount of restricted stock units, if any, to award to each non‑management director on an annual basis.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Henry Hansel	61,500	62,048	123,548
Brian A. Hennessy	54,000	62,048	116,048
Lydia Knight-O'Riordan	55,500	62,048	117,548
Kiera Newton	66,500	62,048	128,548
Susan W. Pomilia	60,500	62,048	122,548
Thomas L. Seavey	67,500	62,048	129,548

(1)	The non-management directors did not receive compensation for the three special board meetings held during fiscal year 2025.

(2)

The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 – Stock Compensation. Stock awards are grants of restricted stock units with no exercise price. The units vest at a rate of 25% per year on the first four anniversaries of the grant date. Restricted stock units do not earn dividends or dividend equivalents. The value of restricted stock units granted is calculated as the number of units granted times the fair market value of our common stock on the grant date, which was $11.08 on the grant date of September 18, 2025. Ms. Newton held 13,162.5 non‑vested restricted stock units as of September 30, 2025. Each other non‑management director held 13,725 non‑vested restricted stock units as of September 30, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information relating to the beneficial ownership as of November 19, 2025, of (1) each person known to us to be the beneficial owner of more than 5% of our common stock, (2) each director, (3) each executive officer named in the summary compensation table elsewhere in this proxy statement, and (4) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. The mailing address for all individuals listed in the following table is c/o Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

Name	Number of Shares Owned	Percent of Class	Additional Information
Neil J. Hennessy	2,042,970	25.9%

Includes (A) 2,012,849 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, (B) 5,062 shares held in his IRA, over which Mr. Hennessy has sole voting and dispositive power, and (C) 25,059 shares held solely by his spouse.

Teresa M. Nilsen	113,504	1.4%

Includes (A) 102,561 shares held jointly with her spouse, over which Ms. Nilsen has shared voting and dispositive power, (B) 9,425 shares held by Ms. Nilsen and by her spouse as custodian for their children, over which Ms. Nilsen has shared voting and dispositive power, and (C) 1,518 shares held solely by her spouse.

Kathryn R. Fahy	42,064	*	None.
Henry Hansel	206,400	2.6%	None.
Brian A. Hennessy	263,015	3.3%

Includes (A) 220,240 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, (B) 21,388 shares held in his IRA, over which Mr. Hennessy has sole voting and dispositive power, and (C) 21,388 shares held solely by his spouse.

Lydia Knight‑O’Riordan	7,575	*	None.
Kiera Newton	3,702	*	None.
Susan W. Pomilia	103,781	1.3%	Includes (A) 36,162 shares held jointly with her spouse, over which Ms. Pomilia has shared voting and dispositive power, and (B) 67,619 shares held solely by her spouse.
Thomas L. Seavey	77,067	*	None.
All directors and executive officers (10 individuals)	2,841,864	36.0%	None.

*	Less than one percent of our common stock.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors, and 10% shareholders to file reports with the SEC setting forth their holdings of, and transactions in, our common stock. Based solely on a review of copies of such reports and representations from these reporting persons, we believe all required reports were filed on a timely basis during fiscal year 2025, except for one Form 4 filing for one of our executive officers, Daniel B. Steadman, related to a gift of shares that was filed late due to an administrative error.

EXECUTIVE OFFICERS

Our executive officers are listed below.

Name	Title
Neil J. Hennessy	Chief Executive Officer and Chairman of the Board of Directors
Teresa M. Nilsen	President, Chief Operating Officer, and Secretary
Kathryn R. Fahy	Chief Financial Officer and Senior Vice President
Daniel B. Steadman	Executive Vice President

Biographical information for Ms. Fahy and Mr. Steadman is set forth below. Biographical information for Mr. Hennessy and Ms. Nilsen may be found under the heading “Election of Directors.”

Kathryn R. Fahy (age 45) has served as the chief financial officer and as a senior vice president of Hennessy Advisors since January 2018. From January 2006 until January 2018, Ms. Fahy served as the controller of Hennessy Advisors, and from March 2015 until January 2018, she also served as director of finance of Hennessy Advisors. She is also senior vice president, assistant secretary, and assistant treasurer of the trust for our investment funds. Ms. Fahy began her career in accounting in 2002. Before joining the company in 2006, she worked as a public accountant for Deloitte & Touche, and as a senior internal auditor for Knight Ridder, Inc. Ms. Fahy holds a bachelor of arts in international economics with a minor in accounting from the University of California, Los Angeles, and is a Certified Public Accountant.

Daniel B. Steadman (age 69) has served as an executive vice president of Hennessy Advisors since 2000. He previously served as the chief compliance officer from 2010 until January 2018 and as a director from 2000 through December 2022. Mr. Steadman is also executive vice president and secretary of the trust for our investment funds. Mr. Steadman has been in the banking and financial services industry since 1974, serving as vice president of WestAmerica Bank from 1995 through 2000, vice president of Novato National Bank from its organization in 1984 through 1995, assistant vice president and branch manager of Bank of Marin from 1980 through 1984, and banking services officer of Wells Fargo Bank from 1974 through 1980.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview and Named Executive Officers

The goal of our compensation program is the same as our broader company‑wide goal, which is to create long‑term value for our shareholders. In an effort to achieve this goal, we have designed and implemented our compensation program to (1) encourage our named executive officers to remain with us for long and productive careers and (2) align the interests of our named executive officers with the interests of our shareholders. We believe that most of our compensation elements fulfill both of these objectives simultaneously. The principal elements of our compensation program are salary, bonus, equity awards, company 401(k) contributions, severance payments, and payments in the event of a change of control.

Our named executive officers for fiscal year 2025 were Mr. Hennessy, Ms. Nilsen, and Ms. Fahy. We are currently a “smaller reporting company” as defined under SEC rules and, as a result, not all of our executive officers are considered “named executive officers” as defined under SEC rules. We also are not required to include in this proxy statement a Compensation Discussion and Analysis section and certain other disclosures relating to executive compensation. However, we are voluntarily providing a Compensation Discussion and Analysis section for purposes of enhancing transparency concerning executive compensation.

Compensation Objectives

Retention. Given our small number of high‑level executives, all of our named executive officers are essential to our success. Our named executive officers are experienced in the investment fund industry and are presented with other professional opportunities in the industry from time to time, including opportunities at potentially higher compensation levels. We believe it is critical to our success that turnover among our named executive officers remains low and that our named executive officers remain driven to achieve their individual and company-wide goals. Key elements of our compensation program that are designed to maximize named executive officer retention include:

●	equity awards that vest over a four-year period;

●	competitive base salaries;

●	company 401(k) contributions; and

●	severance or change of control agreements.

Alignment. We seek to align the interests of our named executive officers with the interests of our shareholders. Key elements of our compensation program that are designed to do so include:

●	cash bonuses based on individual and company-wide performance; and

●

equity awards, which link a significant portion of compensation to shareholder value because the total value of those awards corresponds to stock price appreciation and provide an added incentive for our named executive officers to focus on long‑term performance and profitability.

Say-on-Pay and Say-on-Frequency

A shareholder advisory vote relating to the compensation of our named executive officers will occur at this 2026 annual meeting of shareholders, and our board of directors unanimously is recommending that shareholders vote in favor of the advisory resolution approving the compensation of the company’s named executive officers. Our most recent advisory say-on-pay vote occurred at the 2023 annual meeting of shareholders. Shareholders indicated strong support of our compensation programs for our named executive officers, with approximately 94% of votes cast in favor. In light of this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our named executive officers’ compensation with the company’s performance, the compensation committee maintained substantially the same compensation approach for fiscal years 2024 and 2025, except for certain changes for fiscal 2025 to reflect the evolution of our named executive officers’ duties as described under “Elements of our Compensation Program – Bonuses.”

A shareholder advisory vote relating to the frequency of say‑on‑pay votes also will occur at this 2026 annual meeting of shareholders, and our board of directors unanimously is recommending that we hold a say‑on‑pay vote every three years. The previous say on frequency vote occurred at the 2020 annual meeting of shareholders, with a majority of the votes cast in favor of having a say‑on‑pay vote every three years, and we expect to conduct the next say-on-frequency vote at the 2032 annual meeting of shareholders.

Process for Determining Compensation of Our Named Executive Officers

The compensation committee is responsible for establishing and administering our policies governing named executive officer compensation. Mr. Hennessy and Ms. Nilsen each receive a minimum salary and a formulaic quarterly cash bonus pursuant to their respective employment agreements. They are each eligible to receive a salary increase at the discretion of the board based on the recommendation of the compensation committee. For the remaining elements of compensation for Mr. Hennessy and Ms. Nilsen and for all elements of compensation for Ms. Fahy, Ms. Nilsen recommends compensation amounts to the compensation committee after consulting with the company’s other executive officers. Ms. Nilsen recommends the amount of cash bonus and equity compensation for Ms. Fahy for the current fiscal year, company 401(k) contributions for all named executive officers for the current fiscal year, and the future base salary amounts for all named executive officers. The compensation committee then decides whether to approve or adjust Ms. Nilsen’s recommendations.

Ms. Nilsen’s recommendations are based on her experience, the performance of our named executive officers, and third‑party salary survey data from Radford McLagan Compensation Database (“Radford McLagan”). Radford McLagan has an extensive database that includes compensation data from investment management companies, including private companies for which information is not otherwise generally available. Radford McLagan aggregates and summarizes the compensation data by position without disclosing specific information for any particular company. We compare our executive positions to what we determine to be positions of similar scope and complexity that are included in the Radford McLagan data. We believe this comparative data is useful and applicable in establishing competitive compensation levels for our named executive officers.

The compensation committee does not have any arrangements with compensation consultants. In recognition of the fact that we are a smaller company, our compensation committee relies on its business judgment in making compensation decisions for our named executive officers. With respect to each area in which our named executive officers are evaluated, the compensation committee compares the company’s performance and each named executive officer’s performance against targeted performance for the year and then evaluates whether individual and company-wide objectives set during the prior year’s review were achieved. Specific factors affecting compensation decisions for named executive officers include, but are not limited to, the following:

●	key financial measurements, such as annual net income and year‑end cash balance;

●	preparing and effectively executing short‑term and long‑term strategic plans for the company;

●	building banking relationships;

●	improving and expanding the distribution, marketing, public relations, and sales programs for our funds;

●	effectively leading and managing the company’s employees, multiple offices, and several sub‑advisors;

●	maintaining compliance with applicable regulatory requirements; and

●	providing administrative services, shareholder services, and investment advisory services to the Hennessy Funds family of funds (currently 17 funds).

Elements of Our Compensation Program

Base Salaries. Base salaries are used to provide a fixed amount of compensation for a named executive officer’s regular work. According to the most recent Radford McLagan salary survey, the base salaries for our named executive officers are on average 66% of the average salaries of executives in comparable roles in the bottom quartile of financial services companies participating in the survey. Base salaries for named executive officers are reviewed annually and may be adjusted from time to time by the compensation committee or the board. Effective as of the beginning of fiscal year 2025, the base salaries for Ms. Nilsen and Ms. Fahy were increased to $375,000 and $275,000, respectively, to move their base salaries closer to the average for their respective base salary levels indicated in the most recent Radford McLagan salary survey.

Bonuses. Mr. Hennessy and Ms. Nilsen each receive a quarterly incentive-based bonus (a “Quarterly Bonus”) pursuant to employment agreements we entered into with them. Each Quarterly Bonus is calculated based on the company’s pre-tax profits for each fiscal quarter, as computed for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America, except that pre-tax profit is computed without regard to (1) bonuses payable to employees (including related payroll tax expenses) for the fiscal year, (2) depreciation expense, (3) amortization expense, (4) compensation expense related to restricted stock units (or other stock‑based compensation expense), and (5) asset impairment charges (such amount, “Adjusted Quarterly Pre-Tax Profit”). For fiscal year 2025, Mr. Hennessy and Ms. Nilsen each received a Quarterly Bonus equal to 5.0% of Adjusted Quarterly Pre-Tax Profit, representing an adjustment from 6.5% for Mr. Hennessy and 3.5% for Ms. Nilsen, respectively, in fiscal year 2024. The compensation committee based this change on the evolution of duties fulfilled by Mr. Hennessy and Ms. Nilsen. With respect to any fiscal quarter in which they earn Quarterly Bonuses, Mr. Hennessy and Ms. Nilsen receive 50% of their respective Quarterly Bonuses within 75 days following the end of such fiscal quarter and the remaining 50% is held in a reserve account. If Adjusted Quarterly Pre-Tax Profit is negative (reflecting a quarterly pre-tax loss) during any fiscal quarter in such fiscal year, the reserve accounts are reduced by an amount equal to such quarterly pre-tax loss multiplied by the same percentage amount used to determine Mr. Hennessy’s and Ms. Nilsen’s Quarterly Bonuses, respectively. If there is a positive balance in the reserve accounts at the end of the fiscal year, the amount in each reserve account is paid to Mr. Hennessy and Ms. Nilsen, respectively, within 75 days. If there is a negative balance in the reserve accounts at the end of the fiscal year, the negative reserve amounts are canceled and are not carried forward into the next fiscal year. More information regarding Mr. Hennessy’s and Ms. Nilsen’s employment agreements are described below under “Potential Payments upon Termination or Change of Control.”

The cash bonus amount for Ms. Fahy is approved by the compensation committee and paid out of a general bonus pool for all employees other than Mr. Hennessy and Ms. Nilsen. The total bonus pool generally is set as a percentage of pre-tax profits, but the executive officers have discretion to adjust the bonus pool up or down based on business circumstances. Our executive officers determine the percentage amount to be accrued in the bonus pool each year and review that percentage amount quarterly based on the current performance of the company. Bonuses paid out of the bonus pool are discretionary, but are based in part on individual performance. Each year, our executive officers set company‑wide objectives that are then presented to the board. They also set individual performance objectives for each employee that are based on customer focus, teamwork, ethics, work product and quality, and attitude. For fiscal year 2025, company‑wide objectives included effectively managing cash and equity, maintaining profitability, pursuing strategic business opportunities, building banking relationships, improving and expanding our distribution, marketing, public relations, and sales programs, strengthening our networking and business relationships, effectively managing our relationships with our sub-advisors and satellite offices, and maintaining our compliance program. Because the bonus accrual is based primarily on a percentage of pre-tax profits, bonuses automatically are aligned with the company’s performance.

Equity Awards. We believe that the use of equity awards helps us to maintain a strong association between the compensation of our named executive officers and the long‑term interests of our shareholders. Furthermore, we believe that restricted stock units are the most effective equity compensation tool for a company of our size because restricted stock units provide the same type of equity-based value to named executive officers as stock options, but with less dilution to earnings per share for an equivalent grant date fair value. All of our restricted stock unit awards vest over four-year periods, which we believe provide added incentive to our named executive officers to focus on long‑term performance and profitability and encourage executive retention. Following its annual performance review of our executive officers, the compensation committee determines the amount of restricted stock units, if any, to award to our executive officers and sets the aggregate amount of restricted stock units, if any, to be awarded to employees on a subjective basis based on our budget for future years and the number of shares available for issuance under the company’s omnibus incentive plan. The annual awards to our named executive officers are generally made in the fourth quarter of our fiscal year, although such timing may change from year to year. The compensation committee also may consider and approve interim or mid-year grants, or grants made on another basis, from time to time based on business needs, changing compensation practices or other factors, in the discretion of the compensation committee. The compensation committee does not take material nonpublic information into account when determining the timing and terms of equity awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Company 401(k) Contributions. We use 401(k) contributions as a means of compensating and retaining our executive officers while also instilling in them the idea that retirement planning is essential. The company 401(k) contribution is optional from year to year and is awarded to our named executive officers on the same basis that it is awarded to all employees. It is not based on performance or goal achievement. The percentage level of the contribution is subjective and is determined by our executive officers annually for all employees. The compensation committee approves the percentage level of contribution with respect to our executive officers.

Severance or Change of Control Agreements. Mr. Hennessy’s and Ms. Nilsen’s employment agreements provide for certain payments upon the occurrence of specified events, including (i) if Mr. Hennessy’s or Ms. Nilsen’s employment is terminated, respectively, or (ii) if an acquiror of all or substantially all of the company’s assets does not assume Mr. Hennessy’s or Ms. Nilsen’s employment agreement, respectively. We believe that the rights to these payments provide job security for Mr. Hennessy and Ms. Nilsen and allow them to focus on the performance of our company.

We have also entered into a bonus agreement with Ms. Nilsen that provides for payment in the event of a change of control with or without termination. The change of control payment is intended to allow Ms. Nilsen to remain focused on her performance, our best interests, and the best interests of our shareholders if a change of control is anticipated or occurs, as well as to ensure a smooth transition in the event of a change of control. Upon a change of control, Ms. Nilsen would not receive a bonus pursuant to both her employment agreement and bonus agreement upon a change of control; instead, she would receive the higher of the two payments.

In addition, the restricted stock unit award agreements between the company and each named executive officer provide that all restricted stock units held by an named executive officer immediately vest in full (i) if the named executive officer’s employment terminates as a result of death, disability, or retirement at a time when the company would not be able to terminate the named executive officer for cause or (ii) upon a change of control of the company.

More information regarding these agreements with our named executive officers is included below under “Potential Payments upon Termination or Change of Control.”

Nonqualified Deferred Compensation Benefits. We do not offer a nonqualified deferred compensation plan to any of our employees.

Pension Benefits. We do not sponsor any pension plans.

Other Compensation. Benefits and perquisites provided to our named executive officers are generally the same as those offered to all employees, except that we pay for a car allowance, premiums on life insurance, and premiums on disability insurance for Mr. Hennessy pursuant to the terms of his employment agreement. We also pay for fitness club memberships for Ms. Nilsen and Ms. Fahy. Finally, we make charitable contributions on behalf of each of our named executive officers and cover expenses related to required travel by their spouses, as applicable.

Other Policies. Under our compensation recovery policy, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, then, unless an exception applies, we will seek to recover the excess of the amount of incentive-based compensation any executive officer received during the preceding three fiscal years over the amount the executive officer would have received based on the restated numbers, determined on a pre-tax basis.

Tax Treatment. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits our income tax deduction for compensation paid in any taxable year to our covered employees, generally including our executive officers, that exceeds $1,000,000. The compensation committee considers the impact of Section 162(m) of the Code when determining base salary, cash bonuses, equity awards, and other compensation for our executive officers, but tax deductibility is only one of several factors considered by the compensation committee in the design and implementation of our compensation program. Therefore, the compensation committee may approve compensation that exceeds $1,000,000 to ensure competitive compensation levels and structures for our executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2025 and 2024(1)

The following table summarizes the total compensation of our named executive officers for fiscal years 2025 and 2024.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation(4) ($)	Total ($)
Neil J. Hennessy	2025	350,000	218,276	978,963	(3)	92,132	1,639,371
CEO	2024	350,000	201,728	937,537		91,526	1,580,791
Teresa M. Nilsen	2025	375,000	218,276	978,963	(3)	28,740	1,600,979
President, COO, and Secretary	2024	325,000	201,728	504,827		27,219	1,058,774
Kathryn R. Fahy	2025	275,000	138,500	315,000		22,926	751,426
CFO and Senior Vice President	2024	250,000	128,000	250,000		21,093	649,093

(1)

As a smaller reporting company for purposes of the SEC’s disclosure rules, we are subject to scaled disclosure requirements under which reduced disclosure of executive compensation is permitted. Pursuant to such scaled disclosure rules, we include only two fiscal years of compensation information in the Summary Compensation Table for our named executive officers, rather than three, and our named executive officers are our principal executive officer and our two other most highly compensated executive officers.

(2)

The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 – Stock Compensation. Stock awards are grants of restricted stock units with no exercise price. The units vest at a rate of 25% per year on the first four anniversaries of the grant date. Restricted stock units do not earn dividends or dividend equivalents. The value of restricted stock units for a particular fiscal year is calculated as the number of units granted during such fiscal year times the fair market value of our common stock on the grant date. The fair market value of our common stock was $11.08 and $10.24 on the grant date for fiscal year 2025 (September 18, 2025) and the grant date for fiscal year 2024 (September 18, 2024), respectively.

(3)

For fiscal year 2025, Mr. Hennessy and Ms. Nilsen each received an incentive-based bonus in the amount of 5.0% of our Adjusted Quarterly Pre‑Tax Profit. The Adjusted Quarterly Pre-Tax Profit for fiscal year 2025 was calculated as income before tax of $13,619,700 plus bonuses of $4,463,900 (Mr. Hennessy’s and Ms. Nilsen’s bonus accruals and the bonus accrual for other employees), payroll tax accruals of $85,000, depreciation and amortization expense of $289,900, and compensation expense related to restricted stock units of $1,120,800, for a total pre-tax profit of $19,579,300. A discussion of the terms of Mr. Hennessy’s and Ms. Nilsen’s employment agreements begins on page 17.

(4)

All other compensation for fiscal year 2025 for Mr. Hennessy includes premiums on life insurance ($52,476), disability insurance, a car allowance, a charitable contribution made on his behalf, miscellaneous expenses related to required travel by his spouse, and a profit‑sharing contribution to his 401(k) plan. All other compensation for fiscal year 2025 for each of Ms. Nilsen and Ms. Fahy includes a fitness club membership, a charitable contribution made on her behalf, miscellaneous expenses related to required travel by her spouse, and a profit‑sharing contribution to her 401(k) plan.

Outstanding Equity Awards at Fiscal Year End 2025

The following table sets forth the outstanding equity awards held by our named executive officers on September 30, 2025.

		Stock Awards(1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Neil J. Hennessy	9/18/2022	3,937.5	41,147
	9/18/2023	9,850.0	102,933
	9/18/2024	14,775.0	154,399
	9/18/2025	19,700.0	205,865
Teresa M. Nilsen	9/18/2022	3,937.5	41,147
	9/18/2023	9,850.0	102,933
	9/18/2024	14,775.0	154,399
	9/18/2025	19,700.0	205,865
Kathryn R. Fahy	9/18/2022	2,500.0	26,125
	9/18/2023	6,250.0	65,313
	9/18/2024	9,375.0	97,969
	9/18/2025	12,500.0	130,625

(1)

Stock awards are grants of restricted stock units with no exercise price. The units vest at a rate of 25% per year on the first four anniversaries of the grant date. Restricted stock units do not earn dividends or dividend equivalents. The market value of restricted stock units that have not vested is calculated as the number of unvested units times the fair market value of $10.45 per share on September 30, 2025. The actual value realized by the named executive officer will depend on the market value of our common stock on the date the awards vest.

Potential Payments upon Termination or Change of Control

Under the terms of the restricted stock unit award agreements between the company and each named executive officer, the employment agreements with Mr. Hennessy and Ms. Nilsen, and the bonus agreement with Ms. Nilsen, our named executive officers are entitled to certain compensation in the event of a termination of employment or a change of control of the company. The material terms of each such agreement are discussed below.

Neil J. Hennessy

Employment Agreement

We have had an employment agreement with Mr. Hennessy since the time of our initial public offering, and such employment agreement has been amended and amended and restated several times. The employment agreement provides for automatic one‑year renewals on each January 26 unless either party gives written notice to the other at least 60 days prior to the expiration of the then‑current term.

Under the terms of his employment agreement, Mr. Hennessy is entitled to (1) an annual base salary of $350,000, which amount may be increased in the board’s sole discretion, (2) Quarterly Bonuses of 5.0% of Adjusted Quarterly Pre-Tax Profit, and (3) participate in our benefit plans. In the event that (A) Mr. Hennessy’s employment is terminated by the company without cause or (B) Mr. Hennessy terminates his employment with the company for good reason, Mr. Hennessy is entitled to receive severance payable in 24 equal monthly installments (except to the extent payment is required to be delayed pursuant to Section 409A of the Code) equal to the sum of (i) (x) one year’s full base salary and an average annual bonus for the three most recent fiscal years prior to the termination of employment multiplied by (y) two and (ii) a pro‑rated Quarterly Bonus for the quarter in which the termination occurs. In addition, under the foregoing circumstances, Mr. Hennessy is also entitled to receive payment of any previously earned and deferred Quarterly Bonus in the reserve account following the end of the fiscal year in which his employment terminates. In the event Mr. Hennessy is terminated for cause or terminates his employment with the company without good reason, no severance is payable.

If the employment agreement terminates as a result of death or disability, Mr. Hennessy is entitled to all bonuses earned or accrued as of the date of his termination. Furthermore, in the case of disability, Mr. Hennessy is also entitled to continue receiving his base salary and benefits for three months or until the date he begins receiving benefits under a disability plan or policy, whichever is soonest.

In the event of a sale, transfer, or other disposition of all or substantially all of our assets or business, whether by merger, consolidation, or otherwise, we may assign the employment agreement and its rights, provided that the successor assumes all of our obligations under the employment agreement.

If any payment or benefit under the employment agreement and any other agreement, plan, or arrangement would constitute an excess parachute payment under Section 280G of the Code, then Mr. Hennessy would receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits would be subject to the excise tax, whichever would result in a greater after‑tax benefit to Mr. Hennessy.

The employment agreement defines the terms listed below as follows:

●	Cause exists if Mr. Hennessy:

●

is convicted of, or enters a plea of nolo contendere to, a felony (other than a traffic‑related offense) under any state, federal, or local law or any felony involving the company, where conviction includes any final disposition of the charge that does not result in the charges being completely dismissed or Mr. Hennessy’s being completely acquitted;

●

materially breaches (1) the employment agreement or (2) the company’s policies and procedures, which breach is not cured, if capable of being cured, after written notice within 30 days of the date notice of such breach is received by Mr. Hennessy; or

●	engages in willful or gross misconduct or willful or gross negligence in performing his duties, or fraud, misappropriation, or embezzlement.

●	Good reason means:

●	the assignment to Mr. Hennessy of duties materially inconsistent with his position, authority, duties, or responsibilities as of the date of the employment agreement; or

●	any action or omission that results in a material diminution of the position, authority, duties, or responsibilities of Mr. Hennessy as of the date of the employment agreement;

●	a material reduction in Mr. Hennessy’s annual base salary (other than a reduction that applies generally to the Company’s senior management);

●

the relocation, without Mr. Hennessy’s prior written consent, of his principal place of employment to a location more than 50 miles away (measured in the shortest driving distance) from his principal place of employment on the date of the employment agreement; or

●	the failure by the Company to have an acquirer of all or substantially all of the Company’s assets assume Mr. Hennessy’s employment agreement;

provided, in any case, that Mr. Hennessy (1) provides notice to the company of the existence of the condition constituting good reason within 90 days of its initial existence and (2) allows the company 30 days to remedy the condition.

●

Disability means a physical or mental disability or infirmity that prevents Mr. Hennessy from performing substantially the duties assigned to him (based on such competent medical evidence as shall be presented to the company by any physician or group of physicians or other competent medical experts employed by the company) for a continuous period of more than 180 days.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each named executive officer provide that all restricted stock units held by an named executive officer immediately vest in full (1) if the named executive officer’s employment terminates as a result of death, disability, or retirement at a time when the company would not be able to terminate the named executive officer for cause or (2) upon a change of control of the company.

The 2024 Omnibus Incentive Plan, under which restricted stock unit award agreements were issued for the awards held by our named executive officers in fiscal year 2025, defines the terms listed below as follows:

●

Disability, with respect to restricted stock unit awards, means, except as otherwise determined by the compensation committee and set forth in an award agreement, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, as determined by the compensation committee.

●

Retirement means, except as otherwise determined by the compensation committee and set forth in an award agreement, termination of employment with the company and its affiliates (for other than cause) on a date the participant is then eligible to receive immediate early or normal retirement benefits under the provisions of any of the company’s or its affiliate’s defined benefit pension plans, or if the participant is not covered under any such plan, on or after attainment of age 55 and completion of 10 years of continuous service with the company and its affiliates or on or after attainment of age 65 and completion of five years of continuous service with the company and its affiliates, where “cause” means (1) if the participant is subject to an employment agreement with the company or an affiliate that contains a definition of “cause”, such definition, or (2) otherwise, except as otherwise determined by the compensation committee and set forth in an award agreement, any of the following as determined by the compensation committee: (A) violation of the provisions of any employment agreement, non‑competition agreement, confidentiality agreement, or similar agreement with the company or an affiliate, or the company’s or an affiliate’s code of ethics, as then in effect; (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the company or an affiliate; (C) commission of an act of dishonesty or disloyalty involving the company or an affiliate; (D) violation of any federal, state or local law in connection with the participant’s employment or service; or (E) breach of any fiduciary duty to the company or an affiliate.

●	A change of control is the occurrence of one or more of the following events:

●

an acquisition, in any one transaction or series of transactions, after which any individual, entity, or group has beneficial ownership of 50% or more of either the then‑outstanding shares of our common stock or the combined voting power of our then‑outstanding voting securities, but excluding an acquisition (1) by us or any of our employee benefit plans (or related trusts), (2) by Mr. Hennessy or any affiliate, or (3) by any corporation which, following the acquisition, is beneficially owned, directly or indirectly, in substantially the same proportions, by the beneficial owners of the common stock and voting securities of the company immediately prior to such acquisition; or

●

50% or more of the members of our board of directors (1) are not continuing directors, or (2) are nominated or elected by the same beneficial owner or are elected or appointed in connection with an acquisition of the company; or

●

the (1) consummation of a reorganization, merger, share exchange, consolidation, or similar transaction, with respect to which the beneficial owners of the company immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the then‑outstanding shares of common stock and voting securities of the corporation resulting from the transaction, (2) consummation of the sale or other disposition of all or substantially all of the assets of the company, or (3) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

Teresa M. Nilsen

Employment Agreement

We have had an employment agreement with Ms. Nilsen since January 26, 2018, when she became the president of the company. The agreement has been amended twice since then. The agreement provides for automatic one‑year renewals on each January 26 unless either party gives written notice to the other at least 60 days prior to the expiration of the then‑current term.

Under the terms of her employment agreement, Ms. Nilsen is entitled to (1) an annual base salary of $375,000 (prior to September 30, 2024, this amount was $325,000), which amount may be increased in the board’s sole discretion, (2) Quarterly Bonuses of 5.0% of Adjusted Quarterly Pre-Tax Profit (prior to September 30, 2024, this percentage was 3.5%), and (3) participate in our benefit plans. In the event that (A) Ms. Nilsen’s employment is terminated by the company without cause or (B) Ms. Nilsen terminates her employment with the company for good reason, Ms. Nilsen is entitled to receive severance payable in 24 equal monthly installments (except to the extent payment is required to be delayed pursuant to Section 409A of the Code) equal to the sum of (i) (x) one year’s full base salary and an average annual bonus for the three most recent fiscal years prior to the termination of employment multiplied by (y) two and (ii) a pro‑rated Quarterly Bonus for the quarter in which the termination occurs. In addition, under the foregoing circumstances, Ms. Nilsen is also entitled to receive payment of any previously earned and deferred Quarterly Bonus in the reserve account following the end of the fiscal year in which her employment terminates. In the event Ms. Nilsen is terminated without cause or resigns with good reason in connection with a change of control, Ms. Nilsen’s severance payment pursuant to the employment agreement is reduced by the amount of any cash portion of the benefits paid to Ms. Nilsen upon such change of control pursuant to the bonus agreement described below or any amendment, restatement, or replacement thereof. In the event Ms. Nilsen is terminated for cause or terminates her employment with the company without good reason, no severance is payable.

If the employment agreement terminates as a result of death or disability, Ms. Nilsen is entitled to all bonuses earned or accrued as of the date of her termination. Furthermore, in the case of disability, Ms. Nilsen is also entitled to continue receiving her base salary and benefits for three months or until the date she begins receiving benefits under a disability plan or policy, whichever is soonest.

In the event of a sale, transfer, or other disposition of all or substantially all of our assets or business, whether by merger, consolidation, or otherwise, we may assign the employment agreement and its rights, provided that the successor assumes all of our obligations under the employment agreement.

If any payment or benefit under the employment agreement and any other agreement, plan, or arrangement would constitute an excess parachute payment under Section 280G of the Code, then Ms. Nilsen would receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits would be subject to the excise tax, whichever would result in a greater after‑tax benefit to Ms. Nilsen.

The employment agreement defines “cause” and “good reason” the same as in Mr. Hennessy’s employment agreement, which is described above under the description of payments to Mr. Hennessy.

Bonus Agreement

We also have a bonus agreement with Ms. Nilsen that provides for a one‑time cash bonus within 15 days of a change of control of the company equal to the greater of the following:

(1) $1,000,000; or

(2) the sum of (A) 150% of the total base salary (before deductions) paid to Ms. Nilsen for the most recent fiscal year ended prior to the change of control, (B) 150% of the prior year’s bonus, and (C) a pro rata portion of the prior year’s bonus, provided at least such amount has been accrued by us as a bonus for Ms. Nilsen in the fiscal year during which the change of control occurs.

If the bonus payable upon a change of control, together with any other payments or benefits received or to be received by Ms. Nilsen from the company or any successor thereto in the change of control transaction, would constitute an excess parachute payment under Section 280G of the Code, then Ms. Nilsen would receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits would be subject to the excise tax, whichever would result in a greater after‑tax benefit to Ms. Nilsen.

A change of control is defined in the bonus agreement the same as in the restricted stock unit award agreements, which are described above under the description of payments to Mr. Hennessy.

Restricted Stock Unit Award Agreements

We also have restricted stock unit award agreements with Ms. Nilsen on the same terms as the restricted stock unit award agreements with Mr. Hennessy, which are described above under the description of payments to Mr. Hennessy.

Kathryn R. Fahy

Restricted Stock Unit Award Agreements

We have restricted stock unit award agreements with Ms. Fahy on the same terms as the restricted stock unit award agreements with Mr. Hennessy, which are described above under the description of payments to Mr. Hennessy.

PAY VERSUS PERFORMANCE

In accordance with SEC rules applicable to smaller reporting companies, the following table sets forth information with respect to how “compensation actually paid” (“CAP”) to our principal executive officer (“PEO”) and other named executive officers (“NEOs”) aligns with company performance. CAP is an SEC‑defined term that does not necessarily reflect the amounts realized by our NEOs. For information regarding the Company’s compensation philosophy and how the Company aligns executive compensation with its financial and operational performance, refer to the Compensation Discussion and Analysis section.

Fiscal Year(1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs(2) ($)	Value of Initial Fixed $100 Investment Based on Company Total Shareholder Return(3) ($)	Net Income ($ in thousands)
2025	1,600,979	1,671,139	1,195,399	1,252,741	$146.40	$9,960
2024	1,058,774	1,132,767	1,114,942	1,175,417	$132.59	$7,097
2023	852,303	740,713	895,942	805,012	$82.39	$4,771

(1)

For fiscal years 2025 and 2024 in the above table, the principal executive officer is   and the other NEOs are Neil J. Hennessy and Kathryn R. Fahy. For fiscal year 2023 in the above table, the principal executive officer is Teresa M. Nilsen and the other NEOs are Neil J. Hennessy, Kathryn R. Fahy, and Daniel B. Steadman.

(2)

In accordance with SEC rules, the adjustments shown in the table below were made to the Summary Compensation Table values to determine CAP. For the CAP portions that are calculated based on the fair market value of our common stock, the following prices were used: $6.66 as of September 30, 2023, $9.95 as of September 30, 2024, and $10.45 as of September 30, 2025. All amounts shown for non-PEO NEOs are averages.

Fiscal Year	Executive	Summary Compensation Table Total Compensation ($)	Minus Summary Compensation Table Stock Awards Total ($)	Plus Year-End Fair Value of Unvested Current Year Equity Awards ($)	Plus Change in Fair Value as of Year End of Unvested Prior Year Equity Awards ($)	Plus Change in Fair Value as of Vesting Date of Prior Year Equity Awards Vested in Current Year ($)	Equals Compensation Actually Paid ($)
2025	PEO	1,600,979	(218,276)	205,865	44,863	37,708	1,671,139
	Non-PEO NEOs	1,195,399	(178,388)	168,245	36,666	30,820	1,252,741
2024	PEO	1,058,774	(201,728)	196,015	53,973	25,733	1,132,767
	Non-PEO NEOs	1,114,942	(164,864)	160,195	44,112	21,032	1,175,417
2023	PEO	852,303	(133,763)	131,202	(65,126)	(43,903)	740,713
	Non-PEO NEOs	895,942	(94,155)	92,352	(53,238)	(35,889)	805,012

(3)	Cumulative total shareholder return of the Company assuming an initial investment of $100 on September 30, 2022, and reinvestment of dividends.

In accordance with SEC rules, the following charts show the relationship between CAP and the Company’s financial performance as measured by cumulative total shareholder return and net income.

PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The board recommends a vote “FOR” the advisory resolution approving the compensation of the company’s named executive officers as described in this proxy statement

Our board of directors is committed to and recognizes the importance of responsible executive compensation practices. As discussed above, we have designed our executive compensation program to attract, motivate, reward, and retain senior management as required to achieve our corporate objectives and to increase long term shareholder value.

As required by Section 14A of the Exchange Act, we are asking our shareholders to indicate their approval of the compensation of our named executive officers, as disclosed in this proxy statement. This advisory vote is non‑binding and is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Because this is an advisory vote, the results will not be binding on our board of directors or the company. However, our board of directors and the compensation committee will review and consider the outcome of the advisory vote when making future compensation decisions for our named executive officers as it considers appropriate. As discussed in Proposal 3 below, our board of directors is recommending that our shareholders have the opportunity to vote on the compensation of our named executive officers every three years, which would mean that we would conduct the next advisory vote at the 2029 annual meeting of shareholders. The following resolution is submitted for a shareholder vote at this 2026 annual meeting of shareholders:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the company’s proxy statement for the 2026 annual meeting of shareholders.

To assist shareholders in this non-binding advisory vote, below is a brief summary that describes the key fundamental aspects of our executive compensation program. In addition to reviewing the summary below, we encourage you to carefully review the information on our compensation policies and decisions regarding our named executive officers presented above.

As previously discussed, we believe our executive compensation program is designed to retain our named executive officers and align their interests with those of our shareholders by rewarding performance. The following are key factors relating to our executive compensation program:

●

A majority of our named executive officers’ compensation is paid in the form of variable compensation. For fiscal 2025, on average, approximately 71% of the compensation paid (total compensation disclosed in the Summary Compensation Table in “Executive Compensation”) to our named executive officers was in the form of cash incentive and equity incentive awards.

●	Our equity awards vest over a four-year period and encourage both retention and a focus on creating shareholder value over the long-term.

●	Mr. Hennessy’s and Ms. Nilsen’s cash bonuses are directly related to our performance because each of their cash bonuses are equal to 5.0% of our pre-tax profits for each fiscal quarter.

●	Ms. Fahy’s cash bonus is directly related to our performance because it is paid from a general bonus pool, the size of which is directly related to our level of pre‑tax profits.

PROPOSAL 3:
ADVISORY VOTE ON FREQUENCY OF
SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

The board recommends that an advisory vote on the compensation of the company’s named executive officers be held every “THREE” years.

As required by Section 14A of the Exchange Act and Rule 14a‑21(b), we are asking our shareholders to indicate whether future advisory votes to approve the compensation of our named executive officers should be held every year, every two years, or every three years.

Our board of directors has determined that our shareholders should have the opportunity to vote on the compensation of our named executive officers every three years. Our board of directors believes that giving our shareholders the right to cast an advisory vote on the compensation of our named executive officers every three years will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation program in the context of our long‑term business results for the corresponding period while avoiding overemphasis on short‑term variations in compensation and business results.

By voting on this proposal, shareholders are not approving or disapproving of the recommendation made by our board of directors, but rather are indicating whether they prefer the advisory vote on named executive officer compensation to be held every year, every two years, or every three years. Shareholders may also abstain from voting.

Because this is an advisory vote, the results will not be binding on our board of directors or the company, and our board of directors may decide that it is in the best interests of the shareholders and the company to hold an advisory vote on named executive officer compensation more or less frequently than the option selected by our shareholders.

We will provide our shareholders with the opportunity to vote on the frequency of shareholder votes on named executive officer compensation at our annual meetings at least once every six years. We expect to conduct the next advisory vote on the frequency of shareholder votes on executive compensation at the 2032 annual meeting of shareholders.

PROPOSAL 4:
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board recommends a vote “FOR” the ratification of the selection of CBIZ CPAs P.C. as the independent registered public accounting firm for Hennessy Advisors for fiscal year 2026.

The audit committee has selected CBIZ CPAs P.C. (“CBIZ”) to audit the company’s financial statements for fiscal year 2026 and requests that the shareholders ratify such selection. On November 1, 2024, CBIZ acquired the attest business of Marcum LLP (“Marcum”), which was the company’s prior independent registered public accounting firm prior to fiscal year 2025. If shareholders do not ratify the selection of CBIZ, the audit committee will reconsider the selection.

Representatives of CBIZ are expected to be present at the 2026 annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The following table provides information relating to the fees that CBIZ or Marcum billed to the company for the past two fiscal years.

	Fiscal Year
	2025	2024
Audit Fees	$249,884	$232,780
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees(1)	-	10,150
Total	$249,884	$242,930

(1)

The amounts included in “All Other Fees” relate to fees that Marcum billed the company in connection with the company’s update to Registration Statement on Form S-3 ($5,000) and the company’s update to Registration Statement on Form S-8 ($5,150).

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the Sarbanes-Oxley Act of 2002. Pursuant to the audit committee charter and applicable law, the audit committee preapproves all auditing services and permitted non‑audit services to be performed for the company by CBIZ, subject to de minimus exceptions permitted by applicable law. The audit committee may also preapprove audit and permitted non‑audit services pursuant to preapproval policies and procedures established by the audit committee as long as such policies and procedures are detailed as to the particular service and do not include delegation of the audit committee’s responsibilities to management. In accordance with this policy, the audit committee preapproved all services provided by the company’s independent accounting firm for fiscal year 2025.

On December 10, 2024, the company was notified by Marcum that Marcum was declining to stand for reelection as the company’s independent registered public accounting firm. On November 1, 2024, CBIZ acquired the attest business of Marcum. On December 11, 2024, Marcum resigned as the company’s independent registered public accounting firm and with the approval of the audit committee, CBIZ was engaged as the company’s independent registered public accounting firm for fiscal year 2025.

The reports of Marcum regarding the company’s financial statements for fiscal years 2024 and 2023 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During fiscal years 2024 and 2023, and through December 11, 2024, the date of resignation, there were (a) no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of such disagreement in its report and (b) no reportable events.

Prior to engaging CBIZ, the company did not consult with CBIZ regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by CBIZ the company’s financial statements, and CBIZ did not provide any written or oral advice that was an important factor considered by the company in reaching a decision as to any such accounting, auditing, or financial reporting issue.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). It is the audit committee’s responsibility to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and representatives of the independent accounting firm to review and discuss the audited financial statements for fiscal year 2025. The audit committee also discussed with the independent accounting firm the matters required by Auditing Standard No. 1301. The audit committee also received written disclosures from the independent accounting firm mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accounting firm that firm’s independence.

Based on the audit committee’s discussions with management and representatives of the independent accounting firm, and the audit committee’s review of the representations of management and the independent accounting firm, the audit committee recommended that the board of directors include the audited financial statements of Hennessy Advisors, Inc. in its annual report on Form 10‑K for the fiscal year ended September 30, 2025, filed with the SEC.

Kiera Newton, Chair Henry Hansel Thomas L. Seavey

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

ADDITIONAL INFORMATION

Deadlines for Submissions of Proxy Proposals, Proposals for Director Nominations or Other Business, and Recommendations for Potential Director Nominees

Proposals to Be Considered for Inclusion in the Company’s Proxy Materials (Rule 14a‑8)

SEC regulations permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a‑8 under the Exchange Act. Any such shareholder proposals for the 2027 annual meeting of shareholders must be received at our principal executive offices no later than August 20, 2026 (which is 120 calendar days prior to the anniversary of the date we released this proxy statement to our shareholders).

Proposals for Director Nominations or Other Business

Apart from shareholder proposals pursuant to Rule 14a‑8 under the Exchange Act, our bylaws require that any shareholder who intends to propose a director nomination or propose other business at an annual meeting must give advance written notice that contains certain required information to our corporate secretary.

We must receive the required written notice at our principal executive offices no later than 90 days, and no earlier than 120 days, before the first anniversary of the previous year’s annual meeting. Accordingly, for the 2027 annual meeting of shareholders, written notice must be received by the corporate secretary between the close of business on October 8, 2026, and the close of business on November 7, 2026. Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees pursuant to the universal proxy rules must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than November 7, 2026. However, as provided in our bylaws, different deadlines would apply if the 2027 annual meeting of shareholders were to be called for a date that is more than 30 days before or more than 60 days after the anniversary date of the 2026 annual meeting of shareholders.

Such notices must comply with the procedural and content requirements of our bylaws and the Exchange Act, as applicable. We will not entertain any proposals of director nominations or other business at the 2027 annual meeting of shareholders that do not meet the requirements set forth in our bylaws and the Exchange Act, as applicable. Further, if the shareholder making the proposal does not also comply with the requirements of Rule 14a‑4(c)(2) under the Exchange Act, the individuals designated as proxy agents for such annual meeting may use their discretionary voting authority when and if the matter is raised at the annual meeting.

A copy of our bylaws specifying the advance notice requirements for proposing director nominations or other business has been filed with the SEC and is available at www.sec.gov.

Recommendations for Potential Director Nominees

The nominating committee considers recommendations for potential director nominees from many sources, including members of the board, advisors, and shareholders. The nominating committee uses the same process to evaluate director nominees recommended by shareholders as it does to evaluate director nominees identified by other sources. To be a valid submission for recommendation to the nominating committee for a potential director nominee for the 2027 annual meeting of shareholders, the form of recommendation must be addressed to the nominating committee, be received at our principal executive offices no later than August 20, 2026 (which is 120 calendar days prior to the anniversary of the date on which we released this proxy statement to our shareholders), and include all of the same information that our bylaws require for any director nominations proposed to be presented at the annual meeting.

Address for Submissions

Any submission described above must be made in writing to our corporate secretary, Teresa M. Nilsen, at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, CA 94945. In each case, the mailing envelope should contain a clear notation indicating that the enclosed letter is a “Proxy Proposal (Rule 14a‑8),” “Notice of Nomination of Director or Other Business,” or “Shareholder Recommendation for Director.”

Communications with the Board of Directors

Shareholders who wish to communicate with the board of directors or with a particular director may send a letter to our corporate secretary, Teresa M. Nilsen, at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. Our corporate secretary will make copies of all such letters and circulate them to the appropriate director or directors. Commercial advertisements or other forms of solicitation will not be forwarded.

Annual Report

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2025, accompanies this proxy statement. The Form 10-K is posted on our website at www.hennessyadvisors.com. We will provide a copy of the Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting, and we will provide a copy of the exhibits without charge to any such person who submits a written request for it. Requests for copies of the Form 10-K or exhibits should be addressed to our corporate secretary, Teresa M. Nilsen, at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

Multiple Shareholders with the Same Address

Pursuant to the rules of the Exchange Act, services that deliver our communications to shareholders that hold their stock through a broker may deliver a single copy of our annual report on Form 10-K and proxy statement to multiple shareholders who share the same address unless one or more of such shareholders have provided contrary instructions. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. You may revoke your consent to future householding mailings or may enroll in householding by contacting your broker. If you would like to receive a separate copy of this proxy statement and our annual report on Form 10‑K for the fiscal year ended September 30, 2025, please submit a written request to our corporate secretary, Teresa M. Nilsen, at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945, or call 1‑800‑966‑4354, and we will promptly deliver them to you.

Cost of Proxy Solicitation

We bear the cost of soliciting proxies. We may reimburse brokers and other persons holding stock in their names for their expenses for sending proxy material to beneficial owners and obtaining their proxies. Our directors, officers, and other employees, without additional compensation, may solicit proxies in writing, by phone, by email, or otherwise.

Other Matters

The board of directors does not know of any other matters to come before the annual meeting. However, if any other matters properly come before the annual meeting, the proxy agents intend to vote in accordance with their best judgment on such matters. If any other matter should come before the annual meeting, action on the matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

PLEASE SPECIFY YOUR CHOICES AND DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, FOR WHICH POSTAGE HAS BEEN PROVIDED. YOUR PROMPT RESPONSE IS APPRECIATED.

By order of the Board of Directors, Teresa M. Nilsen President, Chief Operating Officer, and Secretary

December 18, 2025

HENNESSY
ADVISORS, INC.

VOTE

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Your vote matters – here's how to vote!

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4 and for 3 YEARS on Proposal 3.

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1. Election of Directors:

01 – Neil J. Hennessy
02 – Teresa M. Nilsen
03 – Henry Hansel
04 – Brian A. Hennessy
05 – Lydia Knight-O'Riordan
06 – Kiera Newton
07 – Susan W. Pomilia
08 – Thomas L. Seavey

☐ **Mark here to vote FOR all nominees**

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☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
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Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Important notice regarding the Internet availability of proxy materials for the 2026 Meeting of Shareholders. The Proxy Statement and the 2025 Annual Report to Shareholders are available at: **www.hennessyadvisors.com/proxy.**

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Proxy — Hennessy Advisors, Inc.

Notice of 2026 Annual Meeting of Shareholders — February 5, 2026

Proxy Solicited by Board of Directors for Annual Meeting

The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2026 Annual Meeting of Shareholders of the company to be held February 5, 2026, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 AND 4, AND FOR "3 YEARS" ON PROPOSAL 3. WE RECOMMEND A VOTE "FOR" THE DIRECTORS, "FOR" PROPOSALS 2 AND 4, AND FOR "3 YEARS" ON PROPOSAL 3.

(Continued and to be marked, dated, and signed on the other side)

C **Non-Voting Items**

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